Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

iBioPharma, Inc.:

We hereby consent to the use in this Prospectus constituting part of the Registration Statement on Form S-1 of our report dated September 26, 2008, relating to the financial statements of iBioPharma, Inc, (formerly, INB: Biotechnologies, Inc., a wholly owned subsidiary of Integrated BioPharma, Inc.) as of June 30, 2008 and 2007 and for each of the years then ended, which appears in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ Amper, Politziner & Mattia LLP

April 23, 2009

Edison, New Jersey